Exhibit 24

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-148594) of Zynex, Inc. of our report dated March 31, 2016 on the December 31, 2015 consolidated financial statements of Zynex, Inc., (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-1 of this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ GHP Horwath, P.C.
Denver, Colorado

April 17, 2017